Exhibit 10.9
NON-COMPETE AGREEMENT
     This non-compete agreement (the “Agreement”) is entered into as of June 8, 2010, by and between David C. Mathews (“Executive”) and Standard Bank, PaSB (the “Bank”).
     WHEREAS, Executive is a member of the Board of Directors and the Business Development Coordinator of the Bank; and
     WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to enter into a non-compete agreement with the Executive to protect the Bank in the event the Executive terminates his employment with the Bank; and
     WHEREAS, Executive and the Board of Directors of the Bank desire to enter into this Agreement setting forth the terms and conditions of payments due to Executive in the event the Executive terminates his employment and the related rights and obligations of each of the parties.
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:
     1. Consideration for Restrictions on Competition; Non-Solicitation of Clients; Non-Solicitation of Employees.
     (a) If the Executive satisfies all of the obligations set forth in Section 2 (Restriction on Competition), Section 3 (Non-Solicitation of Clients) and Section 4 (Non-Solicitation of Employees) of this Agreement (collectively, the “Post-Termination Obligations”), then the Executive shall be entitled to receive the following:
     (i) Termination of employment prior to age 64. If the Executive terminates employment for any reason or if the Bank terminates the Executive’s employment for any reason prior to attaining age 64, the Executive shall be entitled to receive a total of $80,000, payable in eight equal quarterly installments.
     (ii) Termination of employment on or after 64 but before age 65. If the Executive terminates employment for any reason or if the Bank terminates the Executive’s employment for any reason on or after attaining age 64 but before age 65, the Executive shall be entitled to receive a total of $40,000, payable in four equal quarterly installments.
     (iii) Termination of employment on or after age 65. If the Executive terminates employment for any reason or if the Bank terminates the Executive’s employment for any reason on or after attaining age 65, the Executive will not be entitled to any payments under this Agreement.
     (iv) 90 Day Notice Requirement. Notwithstanding the foregoing, the Executive agrees to provide a written notice to the President and Chief Executive Officer of the Bank at least 90 days prior to the date the Executive elects to terminate his employment in order to receive any payments under this Agreement. However, if the Bank terminates the Executive’s employment, no advance written notice will be required and the Executive will be entitled to payments provided under this Agreement.
     (v) Timing of Payments. All payments shall be made in equal quarterly installments. The first installment payment shall be made on the date of the Executive’s termination of employment, and each subsequent payment shall be made on each three month anniversary of the date of the Executive’s termination of employment.
     (vi) Compliance with Post-Termination Obligations. If at any time during the two year period following the Executive’s termination of employment, the Executive fails to satisfy any of the Post-Termination Obligations, then the remaining payments, if any, otherwise due under this Agreement shall not be paid.
     (vii) Death. If the Executive dies during the term of this Agreement, this Agreement shall terminate and all obligations of the Bank hereunder shall terminate and the Executive’s beneficiary shall not be entitled to any payments.
     (viii) Termination for Cause. If the Bank, acting in good faith and upon reasonable grounds, determines that Executive has failed to perform his duties or has violated any of the agreements, covenants, terms or conditions of his employment or has engaged in conduct which has injured or would injure the business or reputation of the Bank or otherwise adversely affect its interests, then the Bank may, by furnishing not less than 30 days prior written notice to Executive, terminate the Executive’s employment. During such 30 day notice period, the Executive will have the opportunity to remedy such matters. Upon a termination of the Executive’s employment for cause, the Executive will not be entitled to payments provided under this Agreement. The Post-Termination Obligations of the Executive will continue notwithstanding a termination for cause.
     2. Restriction on Competition.
     (a) Executive covenants and agrees that during the period of this Agreement and for a period of two years following the termination thereof for any reason, Executive shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean any person, corporation or other enterprise located within one-hundred (100) air miles of any Bank office, which sells or attempts to sell any products or services which are the same as or similar to the products and services sold by the Bank. The restriction on competition set forth in this Section 2 shall not apply in the event the Bank terminates the Executive’s employment without cause.
     (b) Executive agrees that if, within a period of two years following termination of Executive’s employment with the Bank, Executive enters into an independent contractor, consulting, or other similar relationship with any Competing Business, or any affiliate of any Competing Business, the Executive has irreparably harmed the Bank and as a result the Bank will be entitled to pursue all legal and equitable remedies from a court of competent jurisdiction, including seeking a preliminary and/or permanent injunction barring such engagement.
     3. Non-Solicitation of Clients.
     (a) Executive covenants and agrees that during the period of this Agreement and for a period of two years following the termination thereof for any reason whatsoever, Executive shall not, directly or indirectly, except as authorized by the President and Chief Executive Officer of the Bank, solicit, accept or engage in any employment, independent contract, consulting, or other similar relationship with any Client (as defined below) of the Bank, or any affiliate of any Client which would involve the Executive in providing banking services. For purposes of this Agreement, the term “Client” shall mean any person or entity for which Bank provides banking services during the time that the Executive was employed by the Bank and/or any person or entity to which Bank has an outstanding proposal to provide banking services for or is in active negotiations with regarding such services.
     (b) Executive agrees that if, within the period of two years following termination of this Agreement with the Bank, Executive enters into an employment, independent contractor, consulting, or other similar relationship with any Client of the Bank, or any affiliate of any Client for the purpose of rendering banking services in violation of Section 3(a), the Executive agrees in light of the irreparable harm caused to the Bank as a result of any such engagement of the Executive by any Client of the Bank, or affiliate of any Client for the purpose of rendering such services, the Bank may pursue all legal and equitable remedies from a court of competent jurisdiction, including seeking preliminary and/or permanent injunction barring such engagement of the Executive.
     4. Non-Solicitation of Employees. Executive agrees that, during this Agreement with the Bank and for two years following termination thereof for any reason whatsoever, including, without limitation, termination by the Bank for cause or without cause, Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Bank to leave the Bank for any reason whatsoever or hire or cause to be hired any employee of the Bank.
     5. No Attachment; Binding on Successors.
     (a) Except as required by law, no right to receive a payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.
     6. Amendment and Termination. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. This Agreement may be terminated by either the Bank or the Executive upon at least 90 day written notice to the other.

     7. Required Provisions.
     (a) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
     (b) Notwithstanding anything in this Agreement to the contrary, no payment shall be made under this Agreement unless the Executive’s termination of employment qualifies as a “Separation from Service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.
     (c) Notwithstanding anything in this Agreement to the contrary, in the event Executive is a “Specified Employee,” as defined in Code Section 409A and the regulations thereunder, to the extent required under Code Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following the Separation from Service. If payments are delayed due to this Section 7(c), the first payment made (on the first day of the seventh month) will include all missed payments.
     8. Severability. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
     9. Headings for Reference Only. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
     10. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania but only to the extent not superseded by federal law.
     11. Entire Agreement. This Agreement represents the entire agreement of the parties and supersedes any prior agreements.
[Signatures on following page]

     IN WITNESS WHEREOF, the Bank and Executive have signed this Agreement on the date first above written.

STANDARD BANK, PASB
By:	/s/ Timothy K. Zimmerman
President and Chief Executive Officer

EXECUTIVE
/s/ David C. Mathews
David C. Mathews

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